UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 10, 2020

ADDVANTAGE TECHNOLOGIES GROUP, INC.
(Exact name of Registrant as specified in its Charter)

Oklahoma
(State or other Jurisdiction of Incorporation)

1-10799	73-1351610
(Commission file Number)	(IRS Employer Identification No.)

13757 N. Stemmons Freeway, Farmers Branch, Texas	75234
(Address of Principal Executive Offices)	(Zip Code)

(918) 251-9121
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General InstructionA.2. below):

□	Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Loan Agreement with Vast Bank.  On March 10, 2020, ADDvantage Technologies Group, Inc. (the “Company”) entered into a loan agreement and related loan documents with Vast Bank, N.A. (“Bank”), of Tulsa, Oklahoma, pursuant to which the Bank made a term loan to the Company of $3,474,600, bearing interest at 6% per annum.  The loan is payable in six semi-annual installments of principal and interest with the first payment due June 30, 2020, and the final payment due December 31, 2022.   Payment of the loan may be accelerated in the event of a default.  The loan contains customary representations, warranties and covenants, including a fixed charge coverage ratio which requires that, starting September 30, 2020, the ratio of annual EBITDA to charges for current maturities of funded debt over the following four quarters plus interest expense for the preceding four quarters equal or exceed 1.25 to one.  The loan is secured by substantially all of the assets of the Company, including, without limitation, the $6,375,000 promissory note and related collateral documents and guarantees that the Company received in connection with the sale of its cable segment in 2019 to Leveling 8, Inc., a company owned by David Chymiak, a director of the Company.  The proceeds of the term loan will be used for general corporate purposes, including working capital and capital expenditures.

Item 2.03 Creation of a Direct Financial Obligation or An Obligation Under an Off-Balance Sheet Arrangement.

The information included or incorporated by reference in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibit is attached hereto:

Exhibit 10.1 Loan Agreement between ADDvantage Technologies Group, Inc. and Vast Bank, N.A., dated as of March 10, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADDVANTAGE TECHNOLOGIES GROUP, INC.

Date: March 24, 2020

By: /s/ Scott Francis
Scott Francis
Vice-President & Chief Accounting Officer